SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, DC 20549
           ____________________________________
                    FORM SB-2
               Registration Statement
            Under the Securities Act of 1933
           ____________________________________
                Gaming Venture Corp., U.S.A.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   Nevada                                             86-0883289
(State or other jurisdiction     (Primary Standard                          (I.R.S. Employer
   of incorporation or         Industrial Classification                     Identification
     organization)                    Code Number)                                Number)

                                                   Alan Woinski
801 Pascack Road                                  801 Pascack Road
 Paramus, NJ  07652                              Paramus, NJ  07652
(201) 599-8484                                    (201) 599-8484
 (Address, and telephone number                          (Name, address and telephone number
  of principal executive offices)                                of agent for service)

                  Copies to:
            Ms. Jody Walker ESQ.
           7841 South Garfield Way
            Littleton, CO 80122
     Phone 303-850-7637 Fax 303-220-9902


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

        CALCULATION OF REGISTRATION FEE
================================================

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED               REGISTERED OFFER PRICE  AGGREGATE      FEE
                                    PER SHARE(1) OFFER PRICE(1)

Common Stock       6,514,427  $.07     $456,010    $36.89

(1) Estimated solely for purposes of determining the registration fee.

   The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

Preliminary Prospectus Dated December 13, 2003
SUBJECT TO COMPLETION

                       6,514,427 common shares
                  on behalf of selling security holders


                  GAMING VENTURE CORP., U.S.A.


The selling shareholders will sell their common shares at $.07 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

The selling security holder offering will commence on the effective date of this prospectus and will terminate on or before December 31, 2004.

We will not receive any proceeds from the sale of these shares.

Our common stock is not currently quoted on any exchange or on the OTC Electronic Bulletin Board.


Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed
with the Securities and Exchange Commission is effective.   This
prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  TABLE OF CONTENTS


Prospectus summary                                                   5
Risk factors                                                         6

   -  We cannot offer any assurance as to our future financial results
   -  We do not have a market for our securities
   -  We do not meet the requirements for our stock to be
        quoted on NASDAQ
   -  We have a limited number of consulting service customers
   -  If Gaming Venture obtains additional consulting customers
   -  Gaming Venture's cash balances in banks and brokerage firms may exceed the insurance limits
   -  The selling shareholders may have liability because of
       their status as underwriters
   -  The SEC has determined that Gaming Venture did not fully comply
Forward Looking Statements                                           8
Use of proceeds                                                      9
Dividend policy                                                      9
Determination of offering price                                      9
Management's discussion and analysis of financial
  Condition and Results of operations.                               9
Business                                                            11
Management                                                          15
Certain Relationships and Related Transactions                      19
Security Ownership of Certain Beneficial
   Owners and Management                                            18
Description of capital stock                                        20
Shares eligible for future sale                                     21
Plan of distribution and selling stockholders                       21
Disclosure of Commission position on indemnification
     for Securities Act liabilities                                 25
Market for common equity and related stockholder matters            25
Experts                                                             25
Legal matters                                                       25
Where you can find more information                                 25

                Prospectus Summary

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Operations.             Gaming Venture's Information Center division covers
all types of gaming and lodging news and
information.   Information concerning all aspects of
the gaming industry is provided including riverboat
and land based gaming, lotteries, pari-mutuels,
charitable gaming, Internet gaming and Native
American Gaming. For the lodging industry,
information concerning new hotel openings, purchases
and sales of existing hotels, mergers and
acquisitions and executive changes are given.  The
division's publication's include the Gaming Industry
Weekly Report, the Gaming Industry Daily Report, The
Daily Lodging Report -- North America and Daily
Lodging Report -- Asia Pacific newsletters,
financially oriented newsletters serving investors
and executives of the gaming and lodging hospitality
industries.  Gaming Venture also publishes the
annual Gaming Sector....Yesterday, Today and
Tomorrow report and provides consulting and advisory services to both public and privately held companies involved in the gaming and hospitality industries.
The consulting services include information services described above, day to day operations of gaming and hospitality enterprises and consulting investor relations and corporate communications for gaming enterprises.

Common stock
Outstanding             6,514,427

Shares of common stock
to be resold by
selling stockholders    6,514,427

Market for our
   common stock.        Our common stock is not quoted on an exchange
or on the OTC Bulletin Board.  We can provide
no assurance that there will be a market in the
future our common stock.   We intend to quote
our common shares on the OTC Bulletin Board.


                 Risk Factors

Gaming Venture's business is subject to numerous risk factors, including the following.

1.We cannot offer any assurance as to our future financial results. You may lose your entire investment.

Gaming Venture has not received substantial income from operations to
date and future financial results are uncertain.   We cannot assure you
that Gaming Venture can operate in a profitable manner. To date, Gaming Venture has accumulated deficit of $(670,854) as of September
30, 2003.   Even if Gaming Venture obtains future revenues sufficient
to expand operations, increased production or marketing expenses would adversely affect liquidity of Gaming Venture.

2. We do not have a market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have a public market for our common shares. We cannot assure you that a public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ and even though we intend to quote our stock on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of Gaming Venture's common stock would be restricted even after public listing if the company's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Gaming Venture common stock may become subject `to the "penny stock" rules and
regulations.   Broker-dealers who sell penny stocks to certain types of
investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4. We have a limited number of consulting service customers. We may not be able to retain these customers or that we can replace of add to these customers.

Gaming Venture only has three consulting clients as of the date of this
prospectus.   There can be no certainty that this limited number of
consulting service customers will continue to utilize Gaming Venture's services or that Gaming Venture can replace or add to these consulting customers.

5.If Gaming Venture obtains additional consulting customers, we may not be able to find quality employees, if necessary or handle more consulting customers.

Gaming Venture, in the past has been able to handle 4 to 5 long term consulting contracts at a time, along with some additional special
situation projects.   We cannot assure you that we will be able to
handle more consulting customers.   Gaming Venture may need to hire
additional employees to handle more consulting customers.   We cannot
assure you that we will be able to find quality employees.

6.   Gaming Venture's cash balances in banks and brokerage firms may
exceed the insurance limits.   Our liquidity may be negatively affected
if these institutions should fail.

At September 30, 2003, Gaming Venture maintained cash balances in banks and brokerage firms. Balances are insured up to $100,000 by the
Federal Deposit Insurance Corporation.  At times, balances may exceed
such insurance limits.   Our liquidity may be negatively affected if
these institutions should fail.

7.   The selling shareholders may have liability because of their
status as underwriters.   They may sue us if there are any omissions or
misstatements in the registration statement that subject them to civil liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the

Securities Act for any omissions or misstatements in the registration
statement because of their status as underwriters.   We may be sued by
selling security holders if omissions or misstatements result in civil liability to them.

8. The SEC has determined that Gaming Venture did not fully comply with the provisions of Staff Legal Bulletin No. 4 regarding the recent
spin-off.  We may be subject to Section 5 violations.   You may not be
able to trade your securities.

On January 3, 2003, the Board of Directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A.,
as a separate company.   The terms of this spin-off arrangement were
amended on May 13, 2003. Gaming Venture Corp., U.S.A. completed the spin-off April 1, 2003. On April 30, 2003, the shareholders of CJPG received one share of Gaming for each share of CJPG owned as of the
record date.   The SEC has determined that Gaming did not fully comply
with the provisions of Staff Legal Bulletin No. 4 regarding the spin-
off.   We may be subject to Section 5 violations that could negatively affect our ability to create a market.

           Forward Looking Statements

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of
strategy that involve risks and uncertainties.   We have made the
forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Gaming Venture, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Gaming Venture, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                              Business

Gaming Venture was incorporated on July 30, 1997 under the name Gaming Venture West, Inc., formerly Gaming Venture Corp., U.S.A., in the state of Nevada as a wholly owned subsidiary of Casino Journal Publishing Group, Inc. On April 3, 1998, Casino Journal Publishing Group, Inc. and its combined affiliates merged with Gaming Venture Corp., U.S.A., a
Nevada corporation.   Casino Journal and its combined affiliates became
wholly owned subsidiaries of Gaming Venture, the legal acquiror.   As
the shareholders of Casino Journal and its combined affiliated acquired 65% of Gaming Venture's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming Venture by Casino
Journal, the accounting acquiror in the transaction.   Simultaneous
with the acquisition, Gaming Venture Corp., U.S.A. changed its name to Casino Journal Publishing Group while the Gaming Venture's West, Inc. subsidiary changed its name to Gaming Venture Corp., U.S.A. The current operations of Gaming Venture (formerly Gaming Venture West, Inc.) were conducted by Gaming Venture Corp. U.S.A. prior to the 1998 merger with Casino Journal in 1998.

On January 3, 2003, the Board of Directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., (previously Gaming Venture's West, Inc.) as a separate company. Pursuant to the terms of the amended spin-off arrangement Casino Journal provided its shareholders one share of Gaming Venture for every
share of Casino Journal owned as of the record date.   The decision to
spin-off Gaming Venture was primarily due to Casino Journal's change to
a consumer oriented publishing company.   In January 2001, Casino
Journal sold its trade show and trade related publications to Gem
Communications.   Gem Communications did not have any desire to acquire
the publications from Gaming Venture due to the focus of these
newsletters being more on the financial end of the industry.   Gem
Communications did not have any personnel who had the knowledge to
publish the type of newsletters that Gaming Venture produces.   Gem
Communications also did not have an interest in acquiring newsletters
targeting the hotel industry.   Casino Journal did not attempt to sell
Gaming Venture's newsletter to any other third parties.   With the
completion of that sale, Casino Journal became primarily focused on its consumer publications, Casino Player and Strictly Slots magazines and its Classic Poker and Gaming Cruises division, all consumer related. Gaming Venture's business of daily, weekly and annual publications focusing on the financial and trade side of the gaming and lodging sectors along with its consulting operations has become non-core operations for Casino Journal and it was the board's view that Gaming Venture's growth has been constrained due to that.

The board of directors of Casino Journal believed that Gaming Venture's operation had become non-core primarily due to the fact that they
generated less than 3% of Casino Journal's total revenues.   Gaming
Venture's newsletters and consulting business were marketed through Casino Journal's trade magazine and trade shows, assets that were sold
to Gem Communications in 2001.   Mr. Woinski, Gaming Venture's chief
executive officer and president has also devoted most of his time to issues related to Casino Journal for the past 5 years, resulting in
declines in the revenue of Gaming Venture.   The board of directors of
Casino Journal believed that when Mr. Woinski had more time to devote to Gaming Venture, growth will accelerate at Gaming Venture again.

It is expected that Mr. Alan Woinski will devote 80% of his time to Gaming Venture and 20% of his time to Casino Journal, under a
consulting agreement, initially.   The majority of the time devoted to
Casino Journal will occur during the periods of quarterly and annual SEC filings. Eventually, the existing Casino Journal staff will be able to accomplish these filings with less input from Mr. Woinski, thereby reducing Mr. Woinski's time devoted to Casino Journal. It is not expected that there will be any services rendered to Casino Journal that will conflict with the interests of Gaming Venture.

While Gaming Venture will face higher costs as a stand alone company, management has already begun to cut general and administrative costs in preparation of the spin-off with management salaries expected to be
lower.   The higher costs Gaming Venture will occur as a stand alone
company will be primarily in legal and accounting.   Gaming does not
expect to incur more than $60,000 annually in increased costs and expects to offset that with a combination of reduced general and
administrative expenses and higher revenues.   We do not expect the
additional costs to be material.   Management feels that Gaming
Venture's cash and proceeds from the sale of marketable securities, a ramp up in increased business and lower general and administrative expenses will be enough to offset the increased costs faced as a
separate public company.   Marketable securities will be disposed of as
cash flow is needed with an expected timetable for disposal within the next two years.

There is not expected to be any material changes in Gaming Venture's
operations as a result of the spin-off.   Gaming Venture's publications
were not cross marketed after the sale of Casino Journal's trade
assets.   Gaming Venture has been marketing their publications through direct mail, e-mail promotions and through word of mouth without any assistance from Casino Journal for the past two years.

Gaming Venture's Information Center division covers all types of gaming
and lodging news and information.   Information concerning all aspects
of the gaming industry is provided including riverboat and land based gaming, lotteries, pari-mutuels, charitable gaming, Internet gaming and Native American Gaming. For the lodging industry, information concerning new hotel openings, purchases and sales of existing hotels, mergers and acquisitions and executive changes are given. The division's publication's include the Gaming Industry Weekly Report, the Gaming Industry Daily Report, The Daily Lodging Report -- North America and Daily Lodging Report -- Asia Pacific newsletters, financially oriented newsletters serving investors and executives of the gaming and lodging hospitality industries. Gaming Venture also publishes the annual Gaming Sector....Yesterday, Today and Tomorrow report and provides consulting and advisory services to both public and privately
held companies involved in the gaming and hospitality industries.   The
consulting services include information services described above, day to day operations of gaming and hospitality enterprises and consulting investor relations and corporate communications for gaming enterprises.

The Gaming Industry Weekly Report

The Gaming Industry Weekly Report is a five page weekly newsletter that gives analysis and summaries on the events that occurred in the gaming
industry each week.   The newsletter is faxed and e-mailed each Friday
as well as US mailed for Monday delivery.   The newsletter focuses on
events that affect investors and executives to the Gaming Industry and includes a yearly Portfolio of gaming stocks as well as Insider

Transactions, news and analysis. The publication was first produced in 1992 and is the oldest newsletter in the United States that focuses solely on the gaming stocks and the news and events surrounding the industry.

The Gaming Industry Daily Report

The Gaming Industry Daily Report is a daily, one page newsletter which
is faxed or e-mailed each evening to subscribers.    The gaming
newsletter is geared towards the executive or investor who wants the
information quickly.   Each day the newsletter recaps the events and
stock price movements that occurred as related to the gaming industry. This publication was launched in August of 1995 and was the first Daily publication focusing on the gaming industry.

The Gaming Sector...Yesterday, Today and Tomorrow

The Gaming Sector...Yesterday, Today and Tomorrow is an annual report
produced by Gaming Venture.   Each year in December, Gaming Venture
produces this report, which is given complimentary to existing subscribers of The Gaming Industry Weekly and Daily Reports, and sold
to the general public.    The Gaming Sector...Yesterday, Today and
Tomorrow, first produced in 1993, is approximately 40 pages and gives a state by state rundown of the events and activities in the gaming
industry.   The publication gives a recap of the events that occurred
in the industry along with predictions of what could happen in the
future.   The publication also includes a section on publicly traded gaming companies, usually featuring 20 companies.

The Daily Lodging Report North America and Daily Lodging Report - Asia
Pacific

The Daily Lodging Report - North America and Daily Lodging Report Asia
Pacific were produced in an alliance with HVS International.   Produced
in the same format as The Gaming Industry Daily Report, the one page newsletter is faxed and e-mailed each day to investors and executives
involved in the hotel and lodging industry.   Each day the newsletter
recaps the events and stock price movements that occurred as related to
the lodging and hotel industry.   Like with the Gaming Industry Daily
Report, the Daily Lodging Report - North America was the first Daily publication launched that was geared towards the hotel and lodging
industry.   The Daily Lodging Report - North America was launched in
October 1997 in partnership with Hotels Magazine and HVS International.
Hotels Magazine left the partnership in 1998.   HVS International
remains as an affiliate of the Daily Lodging Report - North America, heading the marketing of the newsletter.

Gaming Venture plans to introduce additional Daily, Weekly, and annual financially oriented newsletters for other industries in the future
through joint ventures.   Gaming Venture also plans to expand existing
publications into other areas around the world or other segments of the
lodging and gaming industries.   Gaming Venture began distribution of
The Daily Lodging Report - Asia Pacific in February 2000 in a venture with HVS International and Hotel Asia Pacific Magazine. Hotel Asia
Pacific Magazine left the venture in February of 2001.   In 2002,
Gaming Venture assumed complete control of the Daily Lodging Report -
Asia Pacific.   Gaming Venture is exploring the launch of other Daily
Lodging Reports for other regional markets around the world.

Consulting Services

Gaming Venture also acts as a consultant to various companies in the
gaming industry.   In the past, Gaming Venture has consulted in the
areas of business consulting, mergers and acquisitions, investor relations, financing and marketing for gaming companies who were both
public and private.   Gaming Venture plans to expand the consulting
business into other areas with the lodging industry being the first, either on their own or in a joint venture with other consulting companies.

Gaming Venture's consulting business is primarily generated by the awareness provided by Gaming Venture's publications, direct solicitation, referrals from existing clients and word of mouth. Gaming Venture's CEO has appeared on CNBC, local news programs and
various newspaper and media publications around the world.   Gaming
Venture utilizes that publicity to further the publishing and consulting business.

Gaming Venture intends to expand the information center to include additional daily and weekly publications for the gaming and lodging
industries and also in additional industries   Although there is no set
timetable for the expansion of the newsletters, Gaming Venture would like to eventually debut a new newsletter every two years.

Gaming Venture's products allow for a way for investors and executives to get all the daily and weekly information in one place, rather than having to spend hours searching for it. Gaming Venture's information services are targeted at industry personnel and investors in the industry.

The information provided by Gaming Venture includes reporting and analysis of news releases by gaming and lodging companies, Dow Jones Federal Filings, Reuters, Bloomberg and other wire service reports, analyst reports and newspaper clippings from around the world.

Excerpts from reports filed with the Securities and Exchange Commission such as Form 10-KSB's, 10-QSB's and 8-K's and insider transactions are also included.

Gaming Venture, in the past, has been able to handle 4 to 5 long-term consulting contracts at a time along with some additional special situation projects, such as feasibility studies on casino projects. Gaming Venture will hire additional employees as business conditions
dictate.   Gaming Venture also has the option of subcontracting out
certain aspects of consulting, such as media release writing and distribution.

Expansion.   If Gaming Venture begins publication of an additional
newsletter, Gaming Venture markets it to existing subscribers, its existing database and, if the newsletter is about a new industry, Gaming Venture will initially partner up with a company in that
industry, usually a consulting company.   Gaming Venture usually splits
the profits from the publication with the partner or partners for a period of time which is usually decided on beforehand.

In the past, the initial costs of the starting up of a new newsletter
has been borne by each of the partners.   For example, the costs that a
marketing partner would incur for marketing the start up and ongoing
marketing would be paid by the marketing partner directly.   These
costs are not deducted from revenues prior to distribution of the
percentage of the profits to each of the partners.   Gaming Venture
markets the new publication to existing subscribers and through their
database, mainly through e-mail.   Every precaution is taken to keep
costs low on the start up.

If a new newsletter is produced and it is an offshoot of an existing publication, such as when the Gaming Industry Daily Report followed the Gaming Industry Weekly Report or the Daily Lodging Report - Asia Pacific followed the Daily Lodging Report - North America, Gaming Venture gives trial subscriptions to existing subscribers, usually 2
weeks to 1 month, and then solicits paid subscriptions.   In the case
of a new publications in new industries, Gaming Venture produces a few issues of the new newsletter and the marketing partner then solicits
its database to generate subscriptions.   The market period is usually
30 days in which no issues are further produced.   After that period is
over, the actual continuous production of the newsletters begin while marketing continues.

Consulting expansion is primarily generated through direct
solicitation.   Gaming Venture's management has not solicited
consulting business for the past three years due to Mr. Woinski's focus
on his other duties at Casino Journal.   Consulting expansion into the
lodging industry is expected to occur by working with existing consulting and advisory companies specializing in that industry. Based on past experience and current staffing, Gaming Venture's consulting would be limited to 4 or 5 long term consulting contracts at a time along with some additional special situation projects, such as
feasibility studies on casino projects.   If outside contractors were
required to assist with some of the projects, the consulting revenue payable to Gaming Venture would be reduced by the fees, not yet determinable, of the outside contractors.

There has been no change in the current expansion plans as management has been focused on the completion of the spin-off of Gaming Venture. Preliminary conversations have been held with a consulting company in the lodging industry and a pubic relations firm, specializing in the
lodging industry about working together in the future.   Our expansion
plans will be funded initially from cash on hand as costs are expected to be minimal.

Distribution

Gaming Venture newsletters are mailed, faxed or E-mailed to its subscribers.

Marketing, Advertisement & Fees

Gaming Venture's markets their products and services through either direct mail and e-mail, direct solicitation, marketing by other gaming related publications and by utilizing each product and service to generate business through other products and services. Gaming Venture cross markets publications by offering combo plans. A subscriber to the Gaming Industry Weekly Report is offered a very attractive rate to
add on other publications from Gaming Venture.   At the same time, the
sale, each year, of the annual Gaming Sector...Yesterday, Today and Tomorrow report also includes free trial subscriptions to Gaming Venture's other publications with follow up solicitation for subscriptions.

Gaming Venture's newsletters are cross-marketed and sold through ads over the Internet and in other print publications, by its staff at conventions and direct mail.

None of the newsletters carry advertisements and all revenues are
derived from subscriptions.   Annual subscription rates for Gaming
Venture's newsletters range from $75 to $530, depending on the specific
newsletter.   The Gaming Industry Weekly Report charges $75 for 13
weeks and $250 for 52 weeks by Mail or E-mail and $125 for 13 weeks and
$400 for 52 weeks by fax.   The Gaming Industry Daily Report charges
$79 for 13 weeks by fax or e-mail and $270 for 52 weeks.   A gaming
combo plan is offered at $110 for 13 weeks by E-mail and $169 by Fax
and $350 and $530 for 52 weeks by email and fax respectively.   The
Daily Lodging Report - North America and Daily Lodging Report - Asia
Pacific are each $175 for 6 months by E-mail and $295 for one year.   A
Lodging Combo Plan is $350 for 6 months and $500 for one year.   The
Gaming Sector. . .Yesterday, Today and Tomorrow Report is sold for
$49.95.   Consulting services range from $1,000 per month to $5,000 per month depending on what type of services are required and the duration
of the contract.   Consulting contracts occasionally include options or
common stock granted as part of or all of the compensation.

Combo packages and prices:

13-week Gaming Industry Daily Report
   and Gaming Industry Weekly Report subscriptions
     email               $110
      fax                $169
26-week Gaming Industry Daily Report
   and Gaming Industry Weekly Report subscriptions     $340
52-week Gaming Industry Daily Report
   and Gaming Industry Weekly Report subscriptions
     email         $350
     fax           $530

26-week Daily Lodging Report-NA and
   Daily Lodging Report-AP                             $350
52-week Daily Lodging Report-NA and
   Daily Lodging Report-AP                             $500

Super Combo Plan - Gaming Daily and Weekly, Lodging-NA Daily
26-weeks          $450
12 months         $650

The combo plans are delivered through fax and email.

The prices quoted represents those quoted to subscribers via
subscription order forms.   Corporate subscriptions are higher than
individual subscriptions and are generally based on the number of
readers per corporation.   The subscription cost is usually determined
after negotiations in which the cost is determined based on one full subscriber and discounts for the additional subscribers with the discounts being greater based on the high number of subscribers.

The average gaming subscription is a 26 Week Combo Plan for $340.   The
average lodging subscription is a one year Daily Lodging Report-North
America or Daily Lodging Report - Asia Pacific, each for $295.   As for
corporate rates - the average corporate subscription is $1,095 and is for either a one year Gaming Newsletter combo or Lodging Newsletter combo.

The Gaming Industry Daily Report is sent to approximately 450 unique recipients although there are 40 corporate subscriptions which are then
transferred to an average of about 35 people each.   The Gaming
Industry Weekly Report is sent to approximately 320 unique recipients,
including the 40 corporate subscriptions.   75% of the gaming
newsletter subscribers, including all the corporate subscriptions, are
for the combo plan of both publications.   These are average
circulation figures determined over the prior twelve months.   The
Daily Lodging Report - North American is sent to 395 unique recipients
each day including 60 corporate subscriptions.   The Daily Lodging
Report - Asia Pacific is sent to 150 unique recipients with 12
corporate subscriptions.   Based on the average of corporate subscriber
profiles over the past twelve months, the corporate subscriptions are then transferred to an average of about 45 people each.

Two to four times a year, Gaming Venture offers special promotional rates to past subscribers in a bid to get them to renew their
subscriptions.   Not more than 1% of the subscribers receive a
discounted price.

Competition

In regard to our newsletters, Gaming Venture has experienced minimal
direct competition.   One other daily gaming newsletter, the Gaming
Morning Report, was started a couple of years ago by a long time
subscriber to our newsletters.   There is also one other gaming weekly
newsletter, the National Gaming Summary, which was formerly owned by Casino Journal Publishing Group and was sold to Gem Communications in
January of 2001.   These are the only two gaming publications that we
are aware of which can be considered direct competition as they both
charge for subscriptions.   In terms of the lodging newsletters, Gaming
Venture has no competition that we are aware of.

Certain investment banking firms and also some hotel magazine companies
do send out e-mail daily, weekly and monthly news bulletins.   Some are
just news clipping services, sending links to news stories on the gaming and lodging industries while others focus on certain companies
or certain events.   These bulletins are sent free to charge to their
clients or magazine subscribers but could be considered competition as there is an overlap with some information.

There is no assurance that Gaming Venture will continue to compete successfully with other established gaming and lodging news enterprises, many who are part of much larger companies with greater
resources.   Gaming Venture shall compete on the basis of quality and
on public taste in addition to a price basis.   Inability to compete
successfully might result in increased costs, reduced yields and additional risks to the investors herein.

Employees

As of December 31, 2002, Gaming Venture had 2 full-time employees, Alan
Woinski and Kim Santangelo-Woinski, current officers.    The
newsletters are written, produced and distributed by these employees. The Gaming Reports are marketed by Gaming Venture directly and through other non-competing publications where the officers submit articles or
have some sort of relationship.   The Daily Lodging Report - North
America is marketed by their partner.   The consulting business is
conducted by the two officers.

In the event that the editor of Gaming Venture's publications submits an article or speaks at a trade show or conference, there is no payment given. The editor is identified as the editor of Gaming Industry
Weekly Report, Daily Lodging Report, etc.   If it is an article, the
phone number or a web link is usually included in the description.   At
a conference, the editor is usually allowed to have Gaming Venture's newsletters and/or subscription order forms given out to attendees.

Properties

Gaming Venture rents an office facility from Lucky Management Corp., a company considered controlled by Alan Woinski, an officer pursuant to a five-year lease which began on January 1, 2001. The office facility is located at 801 Pascack Road, Paramus, NJ 07652. Telephone number 201-
599-8484.   Total related party rent expense was $24,412 and $22,042
for the years ended December 31, 2002 and 2001, respectively.

Approximate future minimum lease payments at December 31, 2002 under this lease with a related party are as follows:

Year Ending
December 31,
-------------
2003                      $24,000
2004                       24,000
2005                       24,000
                          -------
                          $72,000
                          =======

                          Use of Proceeds

We will not receive any proceeds from the resale of securities by selling stockholders.

                          Dividend Policy

We have never declared or paid any dividends.   In addition, we
anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

                    Determination of Offering Price

We can give no assurance that a public market will develop for the selling stockholders. We plan to have a NASD market maker distribute
any offers made by selling stockholders to the investing public.   We
do not currently have a market maker.   If the market maker receives
any bids from public investors, these will be shown to selling
stockholders.   All sales by selling stockholders will have to be
matched by bids from the public.

  Management's Discussion and Analysis of
  Financial Condition and Results of Operations

Trends and Uncertainties. Demand for Gaming Venture's future products and services will be dependent on, among other things, market acceptance of Gaming Venture's concept, our proposed operations and general economic conditions that are cyclical in nature. Inasmuch as a major portion of our activities are the revenues generating from the sale of our newsletters, Gaming Venture's business operations may be adversely affected by competitors and prolonged recessionary periods.

On April 3, 1998, Casino Journal Publishing Group, Inc. and its combined affiliates merged with Gaming Venture Corp., U.S.A., a Nevada
corporation.   Casino Journal and its combined affiliates became wholly
owned subsidiaries of Gaming Venture, the legal acquiror.   As the
shareholders of Casino Journal and its combined affiliated acquired 65% of Gaming's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming Venture by Casino Journal, the
accounting acquiror in the transaction.   Simultaneous with the
acquisition, Gaming Venture Corp., U.S.A. changed its name to Casino Journal Publishing Group while the Gaming Venture's West, Inc. subsidiary changed its name to Gaming Venture Corp., U.S.A.

On January 3, 2003, the Board of Directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company. The terms of this spin-off arrangement were amended on May 13, 2003. Casino Journal will provide its shareholders one share of Gaming Venture for each share of Casino Journal owned as
of the record date.   No fractional shares will be issued.   Gaming
Venture Corp., U.S.A. completed the spin-off effectively April 1, 2003. On April 30, 2003, the shareholders of CJPG received one share of
Gaming for each share of CJPG owned as of the record date.   The SEC
has determined that Gaming did not fully comply with the provisions of
Staff Legal Bulletin No. 4 regarding the spin-off.   Gaming is
currently resolving with the SEC the appropriate manner in which to address the non-compliance.

Gaming Venture has incurred accumulated losses of $670,854 through September 30, 2003. It also has annual operating costs of approximately $300,000 to $400,000 and no significant sources of revenues to mitigate these operating losses. Gaming Venture plans to increase revenues by increased newsletter sales, new newsletters catered to different hospitality industries such as restaurants and timeshare, and additional regional newsletters for the lodging industry. Historically, Gaming Venture launched a new publication every two years, resulting in a 20% increase in revenue. The last new publication launched was the Daily Lodging Report - Asia Pacific in February 2000.

Gaming Venture also plans to expand the consulting business to the
lodging industry along with expansion of gaming clients.   Management
is in discussions with other hotel consulting companies to partner up
with them on contracts.   Gaming Venture would provide investor
communication services to the hotel companies and assist on financial consulting and would split the retainer fee with the other consulting
firms.   Management has held very preliminary discussions with certain hotel consulting companies and public relations firms with hotel
company clients.   The discussions have been general on possible
working together in the future on some mutual clients.   There has been
no further progress on this as management has been focusing on existing operations and completion of the spin-off.

Capital and Source of Liquidity.

For the nine months ended September 30, 2003, Gaming Venture received proceeds from the sale of marketable securities of $59,533. The Company had a decrease of $2,238 due from an affiliate. As a result the Company had cash flow from investing activities of $61,791 for the nine months ended September 30, 2003.

For the nine months ended September 30, 2002, Gaming Venture received proceeds from the sale of marketable securities of $129,549, and had an decrease in due from affiliates of $25,414 resulting in net cash from investing activities of $154,963.

For the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, Gaming Venture did not have any financing activities.

For the year ended December 31, 2002, Gaming Venture acquired property
and equipment of $3,221.   Additionally, Gaming Venture received
proceeds from the sale of marketable securities of $138,710 and an
increase in due from affiliates of $249.   As a result, Gaming Venture
had net cash provided by investing activities of $135,240.

For the year ended December 31, 2001, Gaming Venture acquired property
and equipment of $7,722.   Additionally, Gaming Venture received
proceeds from the sale of marketable securities of $65,562 and
collection of monies due from affiliates of $70,508.   As a result,
Gaming Venture had net cash provided by investing activities of
$128,348.   Marketable securities will be disposed of as cash flow is
needed with an expected timetable for disposal within the next two years.

Results of Operations. The Company had net losses of $377,012 and $48,084 for each of the nine months ended September 30, 2003 and 2002, respectively. Revenues for the nine months ended September 30, 2003 compared to September 30, 2002 increased from $158,629 to $194,838 mainly due to an increase in consulting revenue from $29,500 in 2002 to $56,250 in 2003. The costs of revenues for the nine months ended September 30, 2003 compared to September 30, 2002 decreased from $96,336 to $60,460 mainly due to a decrease in officers' salary from $87,150 to $37,375. The cost of revenues primarily consisted of payroll, payroll taxes, employees' benefit and telephone expense. Portions of the payroll, payroll taxes, employee benefit and telephone expense were allocated to cost of revenues based on the percentage of time spent by the employee in connection with generating revenues for the nine months ended September 30, 2003 and 2002. General and administrative expenses for 2003 were greater at $204,984 compared to the same period in 2002 of $191,687. This was due to an increase in legal and accounting to effectuate the spin-off in connection with the preparation of the SEC filings and increased consulting. The general and administrative expense for 2003 and 2002 consisted of mainly salaries and related expenses, rent, investor relation expense and professional fees.

For the nine months ended September 30, 2003 and 2002, Gaming Venture realized a gain on marketable securities of $5,893 and $81,310, respectively.

During the nine months ended September 30, 2003, the Company had an
increase in accounts receivable of $6,546.    Deferred subscription
revenues increased by $11,409 from the increase in its newsletter subscriptions. The Company had depreciation and amortization of $8,407 and other increases in non-cash adjustments of $321,405 for the nine months ended September 30, 2003. Net cash used in operations for the nine months ended September 30, 2003 was $42,337.

During the nine months ended September 30, 2002, the Company had a
decrease in accounts receivable of $6,901.   Deferred subscription
revenues increased by $4,313 from the increase in its newsletter subscriptions. The Company had depreciation and amortization of $7,537 and other decreases in non-cash adjustments of $28,935 for the nine months ended September 30, 2002. The Company had a decrease in accounts payable and accrued expenses of $125. Net cash used in operations for the nine months ended September 30, 2002 was $58,393.

For the year ended December 31, 2002, Gaming Venture had revenues from subscriptions of $162,620, consulting of $49,100 and other revenue of
$2,349 with costs of revenues of $76,631.   Gross profit for the year
ended December 31, 2002 was $137,438.

For the year ended December 31, 2001, Gaming Venture had revenues from subscriptions of $184,941, consulting of $54,200 and other revenue of
$420 with costs of revenues of $176,281.   Gross profit for the year
ended December 31, 2002 was $63,280.

For the year ended December 31, 2002, the decrease in subscriptions revenue of newsletters circulation of approximately $22,000 and consulting revenue of approximately $5,000 from December 31, 2001 was
mainly due to the events of September 11, 2001.   The gaming and
lodging industries were cutting back their advertising, subscription
and consulting expenses.   The cost of revenues primarily consisted of
payroll, payroll taxes, employees' benefits, telephone expense and
investment and stock information expenses.   The costs of revenues for
December 31, 2002 and 2001 were $76,631 and $176,281, respectively.
All costs of revenues components were relatively unchanged except that the Company spent approximately $100,000 more in 2001 for stock
information related research.   Portions of the payroll, payroll taxes,
employee benefits and telephone expense were allocated to the cost of revenues based on the percentage of time spent by the employee in
connection with generating revenues for 2002 and 2001.   The statements
of operations are revised to reflect those changes.

Controls and Procedures.   The chief executive officer/chief financial
officer of Gaming Venture has made an evaluation of the disclosure controls and procedures relating to the financial statements of Gaming Venture on Form 10QSB for the nine months ended September 30, 2003 and 2002 as filed with the Securities and Exchange Commission and has judged such controls and procedures to be effective as of September 30, 2003 (the evaluation date).

There have not been any significant changes in the internal controls of Gaming Venture or other factors that could significantly affect internal controls relating to Gaming Venture since the evaluation date.

Critical Accounting Policies.
    Revenue Recognition
Gaming Venture has two types of revenues, subscription revenue on newsletters for gaming and lodging industries and consulting income on gaming related business. Gaming Venture recognizes the revenue from newsletter subscriptions when they are delivered to subscribers. Any unfilled subscriptions are accounted for as deferred revenues.

Consulting revenue is recognized when services are rendered for either cash or marketable securities. Any cash or marketable securities received for services that have not yet performed are deferred. Marketable securities received are valued at the quoted market price on the applicable securities exchange on the date consulting contracts are signed. Gaming Venture retains all rights and title of the securities received.

    Investment in Available for Sale Securities
Gaming Venture accounts for the marketable securities as available for sale securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. Gaming Venture acquires its securities for cash or for consulting services rendered. Gaming Venture does not intend to trade its securities with the objective of generating profits based on short-term differences in price, but sells the securities to generate cash for operations.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created before February 1, 2003, the provisions of FIN 46 are applicable no later than the end of the first interim or annual period ending after December 15, 2003. The Company has no transactions with any variable interest entities.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the Balance Sheets. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company has evaluated SFAS No. 150 and determined that it does not have an impact on the Company's financial reporting and disclosures.

                           Management

Board of Directors. The following persons listed below have been retained to provide services as directors. All holders of common stock will have the right to vote for directors of Gaming Venture. The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of Gaming Venture, supervising the development business plan, and review of the officers' performance of specific business functions. The board is responsible for monitoring management, and from time to time, to revise the strategic and
operational plans of Gaming Venture.    Directors receive no cash
compensation or fees for their services rendered in such capacity. The directors will serve until the next annual meeting scheduled for the second quarter of 2004.

The Executive Officers and Directors are:

Name                     Position                 Term(s) of Office
Alan Woinski, age 39   President/Director         Inception to present
Kim Woinski, age 40    Vice President/Director    Inception to present
Derek James, age 47     Director                January 2003 to present
Dan Rindos, age 53    Director                  January 2003 to present

Resumes.
Alan Woinski - Mr. Woinski is currently Chairman, CEO and President and a Director of Gaming Venture. Mr. Woinski had been President and CFO of Casino Journal Publishing Group, Inc., the parent company of Gaming Venture from April 3, 1998 to March 31, 2003 resigning his positions with Casino Journal upon completion of the spinoff. He will
remain as a consultant to Casino Journal.   Mr. Woinski founded The
Gaming Industry Weekly Report in March 1992, The Gaming Industry Daily Report in August 1996 and has been the editor since their inception. Mr. Woinski was Vice President of A & E Printing, Inc. from January 1988 to December 1994. From January 1995 to July 1995, Mr. Woinski was
President of A & E Printing, Inc., a commercial printing company.   As
Vice-President, Mr. Woinski was in charge of sales, marketing and production. As president, Mr. Woinski's duties were expanded to hiring and firing personnel, inventory control and overseeing all operations
of the company.    From December 1992 to August 1995, Mr. Woinski was
also President of Lucky Management Corp, an investment advisory firm that also held interests in other businesses including printing, real
estate, etc.   As president, Mr. Woinski handled all investment
advisory accounts including being the advisor to the Monitrend Gaming
and Leisure fund.    Mr. Woinski served as an advisor for the Monitrend
Gaming and Leisure Mutual Fund from October 1993 to December 1994 and was Portfolio Manager of the High Rollers Investment Partnership from
December 1992 to October 1993.   Duties as advisor and portfolio
manager included updates on the gaming industry including trend analysis, technical analysis on securities of companies in the gaming
industry, buy and sell recommendations, etc.   Mr. Woinski graduated
from Hofstra University in 1986.

Kim Santangelo-Woinski - Mrs. Woinski is currently Vice President and a director of Gaming Venture. Mrs. Woinski had been a director of Casino Journal Publishing Group, Inc., the parent company of Gaming Venture from April 3, 1998 until March 31, 2003, resigning as a
director of Casino Journal upon completion of the spinoff.   Mrs.
Woinski was Vice President of Lucky Management Corp., an investment advisory firm that also held interests in other businesses including
printing, real estate, etc. from December 1992 to August 1995.   Mrs.
Woinski was vice president in charge of all in-house accounting and customer relations as well as running the entire office including ordering supplies, equipment, etc. From January 1992 to January 1994, Mrs. Woinski worked as operations manager/personal assistant to the
President of Tee Dee's, Inc., a womens clothing manufacturer.   Mrs.
Woinski's duties included office management and personnel supervision.

From 1990 to 1992, Mrs. Woinski was beverage manager of Waypointe, Inc., and served as beverage manager of Treadway Inn Hotel from 1989 to
1991.   Her duties as beverage manager included hiring staff, inventory and overseeing and filing report for the parent company.

Derek James.   Derek James is a director of Gaming Venture.   Mr. James
has been Corporate Controller of Casino Journal Publishing Group since 1995 and was promoted to CFO on April 1, 2003. Prior to that, Mr. James was the Controller at Silver Threads, Ltd., a manufacturer of women's
apparel.   Mr. James is from England and graduated Lewisham & Eltham
College in London in 1978 with an ACCA - Association of Certified & Corporate Accountants.

Daniel F. Rindos.   Mr. Rindos is a director of Gaming Venture.   Mr.
Rindos was instrumental in the start up of the Subway sandwich chain in
Bridgeport in 1968-1971.    From 1971 thru 1981, Mr. Rindos owned and
operated the Full Of Baloney sandwich shop chain consisting of 13
similar type stores operating throughout Connecticut.   In 1981, Mr.
Rindos joined the family owned Bargain News, a statewide weekly
newsstand publication specializing in classified advertising.   For the
past 5 years, Mr. Rindos has been Vice President of Bargain News, LLC. In 1995, Mr. Rindos headed up the development and launch of the company's web site.

Mr. Rindos has been active in the start up and ongoing operations of several other businesses over the years including Gaming Venture, Stratford Type, VDM Associates, Bacut Associates, Communication
Management Services, and Net Advisors, LLC, to name a few.   Mr. Rindos
primarily provided initial support in areas such as marketing, communications. In the case of GVC, he assisted us in the original distribution of our newsletters. All have been successful and many are
still operating profitably today.   Also, Mr. Rindos has always been
active in the local, statewide and National Republican Party, serving several terms as National Committeeman, and Regional vice-Chairman of the YGOP during his 20's and early 30's. He recently has been working with the international FAPIA trade organization, a group of 85 classified ad publishing companies from over 35 countries. He is currently exploring ways to help the member publishers pool their data into an international classified ad database system for world wide exposure of their content. He recently visited Moscow, Amsterdam, and Vancouver and will be visiting Vienna and Dublin in 2003 on behalf of the organization. Mr. Rindos operates out of the family publishing headquarters located in Trumbull, Connecticut and current lives in Milford, Connecticut.

Mr. Rindos attended the University of Bridgeport for two years and the New York Institute of Technology for 2 years majoring in engineering and physics with a business minor.

Executive Compensation.   In April of 1998, Casino Journal entered into
five-year employment contracts with Mr. Woinski in which he will serve as an officer. His annual base salary ranged from $190,000 to $260,000 and he was entitled to increases of 10% in the second through fifth year. Under the agreement, he also received bonuses. Such bonuses were determined by the members of the Board of Directors who took into account the individual performances in making such
determination.   He will be subject to a one-year covenant-not-to-
compete with Casino Journal that begins at the end of the term of such
agreements.    Mr. Woinski was paid $246,400 and $199,000 for the years
ended December 31, 2002 and 2001, respectively, as an officer of Casino Journal and Gaming Venture.

Mrs. Woinski was paid $45,879 and $22,750 for the years ended December 31, 2002 and 2001, respectively, as an officer of Gaming Venture.

Except as discussed above, none of the other officers and/or directors receive any compensation for their services and there are not plans to
pay any such compensation in the near future.    All officers and
directors are, however, reimbursed for expenses incurred on behalf of Gaming Venture. The board of directors expects to negotiate an employment contract with Mr. Woinski shortly.

Gaming Venture presently and pays  health insurance offered to
employees.   Gaming Venture presently has no other pension, health,
stock option, annuity, bonus, insurance, profit-sharing or other similar benefit plans; however, Gaming Venture may adopt such plans in the future. There are presently no personal benefits available for directors, officers or employees of Gaming Venture.


        Security Ownership of Certain
       Beneficial Owners and Management

Resulting from successful completion of the spin-off from Casino
Journal, there are 6,514,427 common shares outstanding.   The following
tabulates holdings of shares and other securities of Gaming Venture by each person who, subject to the above, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and
officers of Gaming Venture individually and as a group.    The
following beneficial owner's shares of Gaming Venture have reflected the adjustment of one share of Gaming Venture for each share of Casino Journal Publishing Group with no fractional shares issued.

Shareholdings of beneficial owners at November 30, 2003:

Directors and Officers
                                                 Percentage of
                              Number & Class       Outstanding
       Name and Address       of Shares          Common Shares
Alan Woinski                    1,040,545direct(2)    16%
PO Box 1396                     126,000 indirect     1.93%
Paramus, NJ 07653




Kim Woinski                      15,000 direct(1)      .23%
PO Box 1396                   1,151,545 indirect     17.70%
Paramus, NJ 07653

Lucky Management                111,000(1)(2)         1.70%
PO Box 1396
Paramus, NJ 07653

Dan Rindos                      289,600               4.40%
30 Nutmeg Drive
Trumbull, Connecticut 06611
Director

Derek James                           0               0.00%
5 Bryce's Court
Sicklerville, NJ 08081

5% or More Holders
Glenn Fine                      953,026              14.63%
5240 Southeastern
Las Vegas, NV 89119

Lyle Berman                     850,000              13.05%
433 Bushaway Road
Wayzata, MN 55391

Officers and Directors
  as a Group (4 persons)      1,456,145              22.30%

(1)Alan Woinski is deemed to be the beneficial owner of 111,000 common shares held by Lucky Management, a company controlled by Alan Woinski and 15,000 common shares owned by his wife, Kim Woinski.

(2)Kim Woinski is deemed to be the beneficial owner of 584,493 common shares held by Alan Woinski and 111,000 common shares held by Lucky Management.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.


         Certain Relationships and Related Transactions.

Gaming Venture rents an office facility from Lucky Management Corp., a company considered controlled by Alan Woinski, an officer and director pursuant to a five-year lease which began on January 1, 2001. Mr.

Woinski is a majority shareholder in Lucky Management Corp.   Total
related party rent expense was $24,412 and $22,042 for the years ended December 31, 2002 and 2001, respectively.

Approximate future minimum lease payments at December 31, 2002 under this lease with a related party are as follows:

Year Ending
December 31,
-------------
2003                      $24,000
2004                       24,000
2005                       24,000
                          -------
                          $72,000
                          =======

Due from Affiliate represents the intercompany balances between Gaming
Venture Corp. and Casino Journal Publishing Group.   The original
understanding of the spin-off was that the intercompany balances would be settled. Gaming Venture is currently negotiating with CJPG to collect these intercompany receivables. At June 30, 2003, the collection of due from former affiliates of approximately $313,000 was uncertain and the Company has provided an allowance for the entire amount.

Subsequent to the spin-off, Mr. Woinski will remain as a consultant to Casino Journal for as long as Casino Journal remains public and/or a reporting company and will be paid $45,000 per year.

There are no other agreements between Casino Journal and Gaming Venture
post spin-off.   The spin-off included all the operations, assets and
liabilities of the Gaming Venture subsidiary.   Casino Journal did not
retain any liability once the spin-off was completed and Casino Journal and Gaming Venture mutually released each other from any claims after the spin-off.


             Description of Capital Stock

The following statements constitute brief summaries of Gaming Venture's Certificate of Incorporation and Bylaws, as amended.

Common Shares. Gaming Venture's articles of incorporation authorize it to issue up to 50,000,000 common shares, $.001 par value per common share.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Gaming Venture legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the board of directors to declare dividends out of any funds legally available therefore. Gaming Venture has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of
Gaming Venture.   Accordingly, future dividends, if any, will depend
upon, among other considerations, Gaming Venture's need for working capital and its financial conditions at the time.

Voting Rights.   Holders of common shares of Gaming Venture are
entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering.

Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent. Florida Atlantic Stock Transfer, Inc. acts as Gaming Venture's transfer agent.


              Shares Eligible For Future Sale

Upon the date of this prospectus, there are 6,514,427 shares of our common stock outstanding. Upon the effectiveness of this registration statement, 3,255,256 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. The remaining 3,259,171 shares within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Gaming Venture is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Gaming Venture under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise cap through the issuance of additional equity securities.

           Plan of Distribution and Selling Stockholders

This prospectus relates to the resale of 6,514,427 shares of common stock by the selling stockholders.

The selling shareholders will sell their common shares at $.07 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

If the selling shareholders engage in short selling activities, they must comply with the prospectus delivery requirements of Section
5(b)(2) of the Securities Act.

Pursuant to Regulation M of the Securities Act, the selling stockholders will not, directly or indirectly, bid for, purchase, or attempt to induce any person to bid for or purchase their common shares during the offering except for offers to sell or the solicitation of offers to buy and unsolicited purchases that are not effected from or through a broker or dealer, on a securities exchange or through an inter-dealer quotation system or electronic communications network.

The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.

Gaming Venture shall register, pursuant to this prospectus 6,514,427 common shares currently outstanding for the account of over 900 individuals or entities who were common shareholders in Casino Journal
as of the record date of the spin-off.   The percentage owned prior to
and after the offering of the 5% or more holders not including the officers and directors assumes the sale of all of the common shares being registered on behalf of the selling shareholders.

Name             # of shares        Total shares          Total shares           %
                being registered   before offering      after offering      after offering
Alan Woinski       1,040,545(direct)   1,040,545            1,040,434            16%
CEO/CFO/Director     126,000(indirect)   126,000              126,000             1.93%

Kim Woinski           15,000(direct)      15,000               15,000              .23%
Controller/Dir.    1,151,545(indirect) 1,151,545            1,151,545            17.7%

Lucky Management     111,000(1)(2)       111,000              111,000             1.70%

Dan Rindos           289,600             289,600              289,600             4.4%
Director

5% or More Holders
Glenn Fine            953,026            953,026                    0             0.00%

Lyle Berman           850,000            850,000               850,000            0.00%

(1)Alan Woinski is deemed to be the beneficial owner of 111,000 common shares held by Lucky Management, a company controlled by Alan Woinski and 15,000 common shares owned by his wife, Kim Woinski.

(2)Kim Woinski is deemed to be the beneficial owner of 1,040,545 common shares held by Alan Woinski and 111,000 common shares held by Lucky Management.

The 6,514,427 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

   - ordinary brokerage transactions and transactions in which the broker solicits purchases; and
   - face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the
selling stockholders in amounts to be negotiated.   Brokers and dealers
and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales.

The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus.

As a result of these shares being registered under the Securities Act, selling stockholders who subsequently resell the shares to the public themselves may be deemed to be underwriters with respect to the shares of common stock for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement
of material fact.   We have agreed to indemnify the selling
stockholders regarding such liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

        Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Market for Common Stock and
    Related Stockholder Matters

Market Information.   Gaming Venture's common stock is not included in
the pink sheets or in the OTC Bulletin Board maintained by the NASD. Gaming Venture plans to apply the OTC Bulletin Board.

There is no public trading market for Gaming Venture Corp.'s common stock and that there is no guarantee any trading market will develop.

Holders.   The sole shareholder of record of Gaming Venture's common
stock, as of December 31, 2002 was Casino Journal Publishing Group,
Inc.   As a result of the spin-off, the approximate number of record holders of Gaming Venture Corp. is 940.

Dividends.   Holders of Gaming Venture's common stock are entitled to
receive such dividends as may be declared by its board of directors after the spin-off has been completed.

                   Experts

The financial statements of Gaming Venture appearing in this registration statement have been audited by FRIEDMAN ALPREN & GREEN
LLP, independent auditors, as set forth in their report on page   , and
are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                Legal Matters

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Jody Walker

            Where You Can Find More Information

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Our fiscal year ends on 12/31. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                   6,514,427 Shares


               GAMING VENTURE CORP., U.S.A.


                      Prospectus

                     Common Stock


                    December 13, 2003


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

Until                    2004, all dealers and selling stockholders
that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                   FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Unaudited Balance Sheet - September 30, 2003
Unaudited Statement of Operations for the nine months ended September 30, 2003 and 2002
Unaudited Statement of Comprehensive Income (Loss) for the nine months ended September 30, 2003 and 2002
Unaudited Statement of Cash Flow for the six months ended September 30, 2003 and 2002
Notes to Financial Statements

Independent Auditor's Report dated May 13, 2003
Balance Sheets - December 31, 2002 and 2001
Statement of Operations for the years ended December 31, 2002 and 2001 Statement of Comprehensive Loss for the years ended December 31, 2002 and 2001
Statement of Changes In Stockholders' Equity for the years ended December 31, 2002 and 2001
Statement of Cash Flows for the Years Ended December 31, 2002 and 2001 Notes to Financial Statements

                      GAMING VENTURE CORP., U.S.A.
                         CONDENSED BALANCE SHEET
                           SEPTEMBER 30, 2003
                             (UNAUDITED)

                                ASSETS
                                ------
Current assets
  Cash                                                     $  451,199
  Accounts receivable                                          13,856
  Investment in marketable securities                          75,185
                                                           ----------
    Total current assets                                      540,240

Property and equipment - at cost, less accumulated
 depreciation                                                   7,905
                                                           ----------
                                                           $  548,145
                                                           ==========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------
Current liabilities
  Deferred revenues                                        $   77,449
                                                           ----------
Shareholders' equity
  Common stock, $.001 par value; 50,000,000 shares
   authorized, 6,514,427 shares issued and outstanding          6,514
  Additional paid-in capital                                1,324,045
  Accumulated unrealized loss on investments                 (189,009)
  Accumulated deficit                                        (670,854)
                                                           ----------
                                                              470,696
                                                           ----------
                                                           $  548,145
                                                           ==========





The accompanying notes are an integral part of these condensed financial statements.

                      GAMING VENTURE CORP., U.S.A.
                    CONDENSED STATEMENT OF OPERATIONS
                             (UNAUDITED)

                                    Three Months Ended        Nine Months Ended
                                      September 30,             September 30,
                                    2003         2002         2003         2002
                                 ----------   ----------   ----------   ----------
Revenues
Subscriptions                    $   49,728   $   43,802   $  134,407   $  125,035
Consulting                           20,250        6,250       56,250       29,500
Other                                   749          902        4,181        4,094
                                 ----------   ----------   ----------   ----------
    Total revenues                   70,727       50,954      194,838      158,629

Cost of revenues                     19,786       20,850       60,460       96,336
                                 ----------   ----------   ----------   ----------
    Gross profit                     50,941       30,104      134,378       62,293

General and administrative expenses  43,258       68,393      204,984      191,687
                                 ----------   ----------   ----------   ----------
                                      7,683      (38,289)     (70,606)    (129,394)
                                 ----------   ----------   ----------   ----------
Other income (expense)
  Realized gain on marketable
   securities                         3,569        8,595        5,893       81,310
  Provision for doubtful accounts,
   former affiliates                      -            -     (312,299)           -
                                 ----------   ----------   ----------   ----------
                                      3,569        8,595     (306,406)      81,310
                                 ----------   ----------   ----------   ----------
    Net income (loss)            $   11,252   $  (29,694)  $ (377,012)  $  (48,084)
                                 ==========   ==========   ==========   ==========
Basic and diluted income (loss)
 per share                       $     0.00*  $    (0.00)* $    (0.06)  $    (0.01)
                                 ==========   ==========   ==========   ==========
Shares used in calculation of
 basic and diluted loss per
 share                            6,514,427    6,514,427    6,514,427    6,514,427
                                 ==========   ==========   ==========   ==========

*Amount is less than $.005





The accompanying notes are an integral part of these condensed financial statements.

                      GAMING VENTURE CORP., U.S.A.
                   CONDENSED STATEMENT OF CASH FLOWS
              NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                             (UNAUDITED)

                                                 2003         2002
                                              ----------   ----------

Cash flows from operating activities          $  (42,337)  $  (58,393)

Cash flows from investing activities              61,791      154,963
                                              ----------   ----------

Net increase in cash                              19,454       96,570

Cash, beginning of period                        431,745      329,428
                                              ----------   ----------

Cash, end of period                           $  451,199   $  425,998
                                              ==========   ==========





The accompanying notes are an integral part of these condensed financial statements.

                      GAMING VENTURE CORP., U.S.A.
                 NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Gaming Venture Corp., U.S.A. was incorporated on June 1, 1995 in the State of Nevada. The operations and objectives of the Company are to provide various types of gaming reports and newsletters regarding the gaming and hospitality industries. The Company also provides consulting and advisory services to the gaming and hospitality industries.

On April 3, 1998, Casino Journal Publishing Group, Inc. ("CJPG") and its combined affiliates merged with Gaming Venture Corp., U.S.A. ("Gaming" or the "Company"), a Nevada corporation. CJPG and its combined affiliates became wholly owned subsidiaries of Gaming, the legal acquirer. As the shareholders of CJPG and its combined affiliates acquired 65% of Gaming's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming by CJPG, the accounting acquirer in the transaction. Simultaneous with the acquisition, Gaming changed its name to CJPG.

On January 3, 2003, the Board of Directors of CJPG approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company. The terms of the spin-off arrangement were amended on May 13, 2003. The shareholders of CJPG will receive one share of Gaming
for each share of CJPG owned as of the record date.   The accompanying
condensed balance sheet as of September 30, 2003 and the condensed statements of operations and cash flows for the nine months ended September 30, 2003 and 2002 were retroactively adjusted to reflect the spin-off as if it had occurred as of January 1, 2001. The Company increased the number of outstanding Gaming shares from 1,664,000 to 6,514,427 and adjusted the par value of common stock and additional paid-in capital by $4,855 as a result of the increased shares.

Gaming Venture Corp., U.S.A. completed the spin-off effective April 1, 2003. The shareholders of CJPG received one share of Gaming for each
share of CJPG owned on   April 30, 2003.

                      GAMING VENTURE CORP., U.S.A.
                 NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (UNAUDITED)


2.  BASIS OF PRESENTATION

The condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and applicable rules and regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's audited financial statements, Form 10SB for the year ended December 31, 2002.


3.  PER SHARE DATA

Basic income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding during the periods. Diluted income per share is computed by dividing the net income by the weighted average number of shares of common stock, stock warrants and options outstanding during the period. The Company had no stock options and warrants outstanding for the nine months ended September 30, 2003 and 2002.


4.  CONCENTRATION OF CREDIT RISK

At September 30, 2003, the Company maintained cash balances in banks and brokerage firms. Balances are insured up to $100,000 by the Federal Deposit Insurance Corporation. At times, balances may exceed such insurance limits. The Company believes it mitigates its risk by banking with major financial institutions.


5.  INVESTMENT IN AVAILABLE-FOR-SALE SECURITIES

Investments, consisting of equity securities, are classified as available-for-sale securities and are carried at fair value. Unrealized gains and losses are reported as a separate component of shareholders' equity, net of applicable income taxes. Realized gains and losses and declines in value deemed to be other than temporary on available-for-sale securities are included in other income (expense).

                      GAMING VENTURE CORP., U.S.A.
                 NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (UNAUDITED)


6.  INCOME TAXES AND DEFERRED INCOME TAXES

At December 31, 2002, the Company had a net operating loss carry forward of approximately $165,000 available to reduce its future
Federal taxable income, if any, through 2022.


7.  RELATED PARTY TRANSACTIONS

The Company leases an office facility from its officer under a five-year lease which began on January 1, 2001. Total related party rent expense was $18,412 and $18,160 for the nine months ended September 30, 2003 and 2002, respectively.

Approximate future minimum lease payments at September 30, 2003 are as follows:

          Period Ending
          September 30,
          -------------
              2004                            $   24,000
              2005                                24,000
              2006                                 6,000
                                              ----------
                                              $   54,000
                                              ==========

Amounts due from affiliates represented loans and advances to the affiliated companies and were non-interest-bearing. At June 30, 2003, the collection of due from former affiliates of approximately $313,000 was uncertain and the Company has provided an allowance for the entire amount.


8.  REPORTABLE SEGMENTS

The Company applies Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements and requires restatement of prior year information. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers.

                      GAMING VENTURE CORP., U.S.A.
                 NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (UNAUDITED)


8.  REPORTABLE SEGMENTS (Continued)

The Company has two reportable segments, newsletter and gaming subscriptions and consulting services. All revenues generated in the segments are external. For the nine months ended September 30, 2003 and 2002, the total reportable segment information is as follows:

                                Newsletter
                                and Gaming   Consulting   Corporate/    Total As
                              Subscriptions   Services      Other       Reported
                                ----------   ----------   ----------   ----------
For the nine months ended
 September 30, 2002:

Reportable segments
  External revenues             $  125,035   $   29,500   $    4,094   $  158,629
  Depreciation and amortization      2,052        6,356            -        8,408
  Operating loss                   (22,515)    (106,879)           -     (129,394)
  Assets                            12,447        6,575      858,465      877,487


For the nine months ended
 September 30, 2003:

Reportable segments
  External revenues             $  134,407   $   56,250   $    4,181   $  194,838
  Depreciation and amortization      6,742        2,481            -        9,223
  Operating loss                   (61,826)      (8,780)           -      (70,606)
  Assets                             7,776        4,107      536,262      548,145

                      GAMING VENTURE CORP., U.S.A.
                 NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (UNAUDITED)


8.  REPORTABLE SEGMENTS (Continued)

Products and Services Revenues

The table below presents external revenues for groups of similar products and services for the nine months ended September 30, 2003 and 2002.
                                                 2003         2002
                                              ----------   ----------
Newsletter and gaming subscriptions           $  134,407   $  125,035
Consulting                                        56,250       29,500
Other                                              4,181        4,094
                                              ----------   ----------
                                              $  194,838   $  158,629
                                              ==========   ==========


The segments of the Company are operating in, and derived their revenues in, the United States.


9.  COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is the total of (1) net income (loss) plus
(2) all other changes in net assets arising from non-owner sources, which are referred to as other comprehensive income (loss). Other comprehensive income (loss) consists of net unrealized (gains) losses from marketable securities and reclassification adjustments for reconciliation of previously unrealized losses.

The components of comprehensive income (loss) were as follows:

                                                  Nine Months Ended
                                                    September 30,
                                                 2003         2002
                                              ----------   ----------
Net loss                                      $ (377,012)  $  (48,084)
Unrealized gain on investments                    17,174       61,118
                                              ----------   ----------
                                              $ (359,838)  $   13,034

FRIEDMAN ALPREN & GREEN LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS-

1700 BROADWAY
NEW YORK, NY 10019
212-842-7000
FAX 212-842-7001
www.nyccpas.com


INDEPENDENT AUDITORS' REPORT
----------------------------


TO THE SHAREHOLDERS OF GAMING VENTURE CORP., U.S.A.


     We have audited the accompanying balance sheet of GAMING VENTURE CORP., U.S.A. as of December 31, 2002 and 2001, and the related statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GAMING VENTURE CORP., U.S.A. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


FRIEDMAN ALPREN & GREEN LLP
New York, New York
May 13, 2003

                       GAMING VENTURE CORP., U.S.A.
                              BALANCE SHEET
                         DECEMBER 31, 2002 AND 2001

                                  ASSETS

                                                 2002         2001
                                              ----------   ----------
Current assets
  Cash                                        $  431,745   $  329,428
  Accounts receivable                              7,310       10,885
  Investment in marketable securities            126,670       87,406
                                              ----------   ----------
     Total current assets                        565,725      427,719

Property and equipment - at cost, less
 accumulated depreciation                         16,312       25,289

Due from affiliates                              314,537      314,288
                                              ----------   ----------
                                              $  896,574   $  767,296
                                              ==========   ==========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses       $        -   $      125
  Deferred revenues                               66,040       59,678
                                              ----------   ----------
     Total current liabilities                    66,040       59,803
                                              ----------   ----------
Shareholders' equity
  Common stock, $.001 par value; 50,000,000
  shares authorized, 6,514,427 shares issued
  and outstanding                                  6,514        6,514
Additional paid-in capital                     1,324,045    1,324,045
Accumulated unrealized loss on investments -    (206,183)    (334,769)
Accumulated deficit                             (293,842)    (288,297)
                                              ----------   ----------
                                                 830,534      707,493
                                              ----------   ----------
                                              $  896,574   $  767,296
                                              ==========   ==========





The accompanying notes are an integral part of these financial statements.

                        GAMING VENTURE CORP., U.S.A.
                          STATEMENT OF OPERATIONS
                   YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                 2002         2001
                                              ----------   ----------
Revenues
  Subscriptions                               $  162,620   $  184,941
  Consulting                                      49,100       54,200
  Other                                            2,349          420
                                              ----------   ----------
     Total revenues                              214,069      239,561

Costs of revenues                                 76,631      176,281
                                              ----------   ----------
     Gross profit                                137,438       63,280

General and administrative expenses              231,802      229,571
                                              ----------   ----------
                                                 (94,364)    (166,291)
                                              ----------   ----------
Other income (expense)
  Permanent decline in value of marketable
  securities                                           -     (882,500)
  Realized gain (loss) on marketable securities   85,670      (44,840)
  Other                                            3,149        6,818
                                              ----------   ----------
                                                  88,819     (920,522)
                                              ----------   ----------
     Net loss                                 $   (5,545) $(1,086,813)
                                              ==========  ===========
Basic and diluted loss per share              $        *  $    (0.17)
                                              ==========   ==========
Shares used in calculation of loss
  per share                                    6,514,427    6,514,427
                                              ==========   ==========


* - Amount is less than $.005


The accompanying notes are an integral part of these financial statements.

                        GAMING VENTURE CORP., U.S.A.
                      STATEMENT OF COMPREHENSIVE INCOME (LOSS)
                   YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                 2002         2001
                                              ----------   ----------
Net loss                                      $   (5,545) $(1,086,813)
                                              ----------  -----------
Reclassification adjustments for losses
  included in net loss                            89,322      130,468

Unrealized gain (loss) on investments             39,264     (350,862)
                                              ----------   ----------
Other comprehensive income (loss)                128,586     (220,394)
                                              ----------   ----------
     Comprehensive loss                       $  123,041  $(1,307,207)
                                              ==========  ===========





The accompanying notes are an integral part of these financial statements.

                        GAMING VENTURE CORP., U.S.A.
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                 Additional   Accumulated     Retained
                               Common Stock       Paid-in   Unrealized Loss   Earnings/
                             Shares     Amount    Capital    On Investments   (Deficit)
                           ----------  --------  ----------  --------------  ----------
Balance, January 1, 2001    6,514,427  $  6,514  $1,324,045  $     (114,375) $ 798,516

Net loss                            -         -           -               - (1,086,813)

Reclassification adjustment
 for losses included in net
 loss                               -         -           -         130,468          -

Unrealized loss on investments      -         -           -        (350,862)         -
                           ----------  --------  ----------  --------------  ---------
Balance, December 31, 2001  6,514,427     6,514   1,324,045        (334,769)  (288,297)

Net loss                            -         -           -              -      (5,545)

Reclassification adjustment
 for losses included in net
 loss                               -         -           -          89,322          -

Unrealized gain on investments      -         -           -          39,264          -
                           ----------  --------  ----------  --------------  ---------
Balance, December 31, 2002  6,514,427  $  6,514  $1,324,045  $    (206,183)  $(293,842)
                           ==========  ========  ==========  ==============  ==========




The accompanying notes are an integral part of these financial statements.

                       GAMING VENTURE CORP., U.S.A.
                          STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                 2002         2001
                                              ----------   ----------
Cash flows from operating activities
  Net loss                                    $   (5,545) $(1,086,813)
  Adjustments to reconcile net loss
   to net cash used in operating activities
    Loss (gain) on sale of securities            (85,670)      44,840
    Depreciation                                  12,198       11,409
    Permanent decline in value of marketable
     securities                                        -      882,500
    Noncash adjustment to marketable securities   36,282       85,628
    Changes in assets and liabilities
      Accounts receivable                          3,575        5,855
      Prepaid expenses                                 -       16,911
      Accounts payable and accrued expenses         (125)     (15,375)
      Deferred revenues                            6,362      (13,794)
                                              ----------   ----------
        Net cash used in operating activities    (32,923)     (68,839)
                                              ----------   ----------
Cash flows from investing activities
  Additions to property and equipment             (3,221)      (7,722)
  Proceeds from sale of marketable securities    138,710       65,562
  Due from affiliates                               (249)      70,508
                                              ----------   ----------
        Net cash provided by investing
         activities                              135,240      128,348
                                              ----------   ----------
Net increase in cash                             102,317       59,509

Cash, beginning of year                          329,428      269,919
                                              ----------   ----------
Cash, end of year                             $  431,745   $  329,428
                                              ==========   ==========
Supplemental cash flow disclosures
  State franchise tax                         $      908   $    1,466
                                              ==========   ==========





The accompanying notes are an integral part of these financial statements

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Gaming Venture Corp., U.S.A. was incorporated on June 1, 1995 in the State of Nevada. The operations and objectives of the Company are to provide various types of gaming reports and newsletters regarding the gaming and hospitality industries. The Company also provides consulting and advisory services to the gaming and hospitality industries.

On April 3, 1998, Casino Journal Publishing Group, Inc. ("CJPG") and its combined affiliates merged with Gaming Venture Corp., U.S.A. ("Gaming" or the "Company"), a Nevada corporation. CJPG and its combined affiliates became wholly owned subsidiaries of Gaming, the legal acquiror. As the shareholders of CJPG and its combined affiliates acquired 65% of Gaming's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming by CJPG, the accounting acquiror in the transaction. Simultaneous with the acquisition, Gaming changed its name to CJPG.

On January 3, 2003, the Board of Directors of CJPG approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company. Pursuant to the terms of the amended spin-off arrangement the shareholders of CJPG received one share of Gaming for each share of CJPG owned as of the record date. Gaming reimbursed CJPG for its payroll and related taxes. Gaming and CJPG share no common expenses except salaries and payroll taxes. These expenses are allocated based on time spent on each entity. Management believes this allocation method is reasonable. CJPG reimburses Gaming for its share of these expenses. The accompanying balance sheets as of December 31, 2002 and 2001, and the statements of operations and changes in stockholders' equity for the years ended 2002 and 2001 were retroactively adjusted to reflect the spin-off as if it had occurred as of January 1, 2001. The Company increased the number of outstanding Gaming shares from 1,664,000 to 6,514,427 and adjusted the par value of common stock and additional paid-in capital by $4,855 as a result of the increased shares.

As shown in the accompanying financial statements, the Company has incurred accumulated losses of $293,842 through December 31, 2002. It also has annual operating costs of approximately $300,000 to $400,000 and no significant sources of revenues to mitigate these operating losses. Gaming plans to increase revenues by increased newsletter sales, new newsletters catered to different hospitality industries such as restaurants and timeshare, and additional regional newsletters for the lodging industry. Historically, the Company launched a new publication every two years, resulting in a 20% increase in revenue. The last new publication launched was the Daily Lodging Report - Asia Pacific in February 2000.

GAMING VENTURE CORP., U.S.A.

NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization (Continued)

Gaming also plans to expand the consulting business to the lodging industry along with expansion of gaming clients. Management is in discussions with other hotel consulting companies to partner up with them on contracts. The Company would provide investor communication services to the hotel companies and assist on financial consulting and would split the retainer fee with the other consulting firms.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Revenue Recognition

Subscription revenues are recognized in income as issues of newsletters are delivered to the subscribers. Consulting revenues are recognized as income upon the completion of services. The unearned portion of paid newsletter subscriptions and consulting revenues is deferred until newsletters are delivered to subscribers and consulting services are rendered. Gaming occasionally receives marketable securities in exchange for consulting services. These transactions are valued at the market price quoted on the applicable securities exchange on the date consulting contracts are signed. The Company retains the title and all the rights of the securities received and is not required to return the securities according to the consulting contracts.

Advertising

Advertising costs generally are expensed as incurred. Promotion and advertising were $5,067 and $17,695, respectively, for the years ended December 31, 2002 and 2001.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

GAMING VENTURE CORP., U.S.A.

NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

At December 31, 2002, the Company maintained cash balances in banks and brokerage firms. Balances are insured for up to $100,000 by the Federal Deposit Insurance Corporation and are also insured for up to $500,000 by Securities Investor Protection Corporation. At times, balances may exceed such insurance limits. The Company believes it mitigates its risk by banking with major financial institutions.

Fair Value of Financial Instruments

The fair values of the due from affiliates cannot be reasonably determined because there is no market for such instruments.

Investment in Available-for-Sale Securities

Investments, consisting of marketable equity securities, are classified as available-for-sale securities and are carried at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable income taxes. For the year ended December 31, 2001, the Company recorded a loss on equity investments of $882,500 as a result of declines in value deemed to be other than temporary. This loss was recognized due to the reorganization of investee companies and reverse-split of an investee company during 2001. The Company disposed of these investments during the first quarter of 2002 for a nominal amount. The Company calculates its gains (losses) on the sale of marketable securities on a first-in, first-out basis. Net unrealized gains at December 31, 2002 were $39,624. Net unrealized losses at December 31, 2001 were $350,862. These unrealized gains and losses are presented as other comprehensive income (loss) and as a component of shareholders' equity.

Comprehensive Income (Loss)

Comprehensive income (loss) is the total of (1) net income (loss) plus
(2) all other changes in net assets arising from nonowner sources, which are referred to as other comprehensive income (loss). Other comprehensive income (loss) consists of net unrealized (gains) losses from marketable securities and reclassification adjustments for reconciliation of previously unrealized losses. The Company has presented a separate statement of comprehensive loss.

GAMING VENTURE CORP., U.S.A.

NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

The Company files a consolidated Federal income tax return with its parent, Casino Journal Publishing Group, Inc. For financial statement purposes, the Company and its parent have agreed that all tax or tax benefits resulting from filing a consolidated income tax return would either benefit or be borne by the CJPG. The Company is the taxpayer for tax filing purposes.

Per Share Data

Basic income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding during the year. Diluted income per share is computed by dividing the net income by the weighted average number of shares of common stock, stock warrants and options outstanding during the year. The Company had no stock warrants and options outstanding at December 31, 2002 and 2001.

Segment Reporting

The Company applies Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements and requires restatement of prior year information. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The application of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information, as presented in Note 5.

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

2 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                              2002                      2001
                             ------                    ------
Equipment                    $ 61,038                $ 57,817
Furniture and fixtures          2,283                   2,283
                             --------                --------
                               63,321                 60,100

Less - Accumulated
   depreciation                47,009                  34,811
                             --------                --------
                             $ 16,312                $ 25,289
                             ========                ========

Depreciation on property and equipment was $12,198 and $11,409 for the years ended December 31, 2002 and 2001, respectively.

3 - INCOME TAXES AND DEFERRED INCOME TAXES

At December 31, 2002, the Company had a net operating loss carryforward of approximately $165,000 available to reduce its future Federal taxable income if any, through 2022.

4 - RELATED PARTY TRANSACTIONS

The Company rents an office facility from its officer pursuant to a five-year lease which began on January 1, 2001. Total related party rent expense was $24,412 and $22,042 for the years ended December 31, 2002 and 2001, respectively.

Approximate future minimum lease payments at December 31, 2002 under this lease are as follows:

Year Ending
December 31,
------------
   2003                  $ 24,000
   2004                    24,000
   2005                    24,000
                         --------
                         $ 72,000
                         ========

Amounts due from affiliates represent loans and advances to the affiliated companies and are noninterest-bearing. At December 31, 2002, due from affiliates also included approximately $40,000 of Federal income tax paid on behalf of CJPG.

GAMING VENTURE CORP., U.S.A.

NOTES TO FINANCIAL STATEMENTS


5 - REPORTABLE SEGMENTS

The Company has two reportable segments, newsletter and gaming subscriptions and consulting services. The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies, as presented in Note 1. All revenues generated in the segments are external. For the years ended December 31, 2002 and 2001, the total reportable segment information is as follows:

                                Newsletter
                                and Gaming     Consulting     Corporate/     Total As
                               Subscriptions    Services       Other         Reported
                               -------------   ----------     ---------      --------
For the year ended
   December 31, 2001:

Reportable segments
External revenues               $  184,941       $  54,200      $  420      $  239,561
Depreciation and amortization        8,815           2,594           -          11,409
Operating income (loss)           (171,065)          4,774           -        (166,291)
Assets                              10,885           5,749     750,662         767,296
Capital expenditures                 6,013           1,759           -           7,772

For the year ended
   December 31, 2002:

Reportable segments
External revenues               $  162,620       $  49,100     $  2,349      $  214,069
Depreciation and amortization        9,369           2,829            -          12,198
Operating loss                     (83,032)        (11,332)           -         (94,364)
Assets                               7,310           3,783      885,481         896,574
Capital expenditures                 2,474             747            -           3,221

Products and Services Revenues

The table below presents external revenues for groups of similar products and services for the years ended December 31, 2002 and 2001.

                                        2002                  2001
                                      --------              -------
Newsletter and gaming subscriptions  $  162,620           $  184,941
Consulting                               49,100               54,200
Other                                     2,349                  420
                                     ----------           ----------
                                     $  214,069           $  239,561
                                     ==========           ==========

Both segments of the Company are operating in and have derived their revenues in the United States.

            PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


SEC Registration Fee. . . . . .    $   36.89
Printing and Engraving Expenses       500.00
Legal Fees and Expenses . . . .     5,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     2,500.00
                                    --------
TOTAL . . . . . . . . . . . . .   $13,036.89
                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth particular information for all our securities sold for the past three years, without registration under the Securities Act.

There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

Gaming Venture Corp., U.S.A. completed a spin-off with Casino Journal Publishing Group, Inc. effective April 1, 2003. The shareholders of CJPG received one share of Gaming for each share of CJPG owned on
April 30, 2003.    .   The Company increased the number of outstanding
Gaming shares from 1,664,000 to 6,519,427 and adjusted the par value of common stock and additional paid-in capital by $4,855 as a result of the increased shares.

The SEC has determined that Gaming Venture did not fully comply with the provisions of Staff Legal Bulletin No. 4 regarding the recent spin-
off.  We may be subject to Section 5 violations.   As a result, the
common shares issued are being registered in this offering.

ITEM 27. EXHIBITS

                INDEX TO EXHIBITS


EXHIBIT NO.  IDENTIFICATION OF EXHIBIT

   3.i      Articles of Incorporation
            incorporated by reference to Form 10SB

   3.ii By-Laws of Gaming Venture incorporated by reference to Form 10SB

   4.i      Form of Specimen of common stock


   23       Consent of Legal Counsel, Jody
            Walker, Esq.

23	Consent of Independent Auditor, Friedman Alpren & Greene
24	LLP

ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Paramus, State of New Jersey on the 10th day of December 2003.

Gaming Venture Corp., U.S.A.

/s/Alan Woinski
------------------------------
By: Alan Woinski, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                  Capacity                   Date
/s/Alan Woinski        President/CEO/CFO                12/10/03
--------------------
Alan Woinski


/s/Kim                      Director
--------------------



/s/                         Director
--------------------



/s/                            Director
--------------------






1